                            SCHEDULE 14C INFORMATION



Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )


Check the appropriate box:

[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2))

[x] Definitive Information Statement

                        AGILITY CAPITAL, INC.
 ..........................................................................

(Name of Registrant As Specified In Its Charter)


 ..........................................................................

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

 ..........................................................................

2) Aggregate number of securities to which transaction applies:

 ..........................................................................

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 ..........................................................................

4) Proposed maximum aggregate value of transaction:

 ..........................................................................

5) Total fee paid:

 ..........................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


1) Amount Previously Paid:

 ..........................................................................

2) Form, Schedule or Registration Statement No.:

 ..........................................................................

3) Filing Party:

 ..........................................................................

4) Date Filed:

                              Agility Capital, inc.

                    1512 West 35th Street Cut-Off, Suite 310
                               Austin, Texas 78731
                                 (512) 472-3600

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         ------------------------------

                             Tuesday, March 5, 2002

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Agility Capital, Inc. (the "Company"), which will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas 78701 on Tuesday,
March 5, 2002, at 9:00 a.m. local time. The meeting is to be held for the following purposes:

          1. To elect seven directors, each for a term of one year or until their respective successors are elected and qualified;

          2. To ratify the appointment by the Board of Directors of Deloitte & Touche L.L.P. as independent accountants for the 2002 fiscal year; and

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         These items are fully discussed in the following Information Statement, which will be made part of this Notice. Only common shareholders of record on the books of the Company at the close of business on January 22, 2002 (the "Record Date") will be entitled to vote at the meeting. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. The transfer books of the Company will not be closed. A list of shareholders entitled to vote will be available for inspection at the offices of the Company at 1512 West 35th Street Cut-Off, Austin, Texas 78731, for 10 days prior to the Annual Meeting.

         In addition, due to the current dividend arrearage on the Company's 15% cumulative preferred stock, $10 liquidation value (the "Preferred Stock"), if a majority of the holders of the Preferred Stock (determined as of the Record
Date) comprising a quorum so votes, two additional directors shall be elected. The Board of Directors is not soliciting proxies for such vote. However, the Board is nominating Robert Shuey and David Wulf as additional directors. Each outstanding share of Preferred Stock is entitled to one vote only with respect to the election of up to two additional directors.

         The Board has been informed by Messrs. William O. Winsauer and John S. Winsauer, as owners of more than 70% of the outstanding Common Stock (together, the "Controlling Shareholders") that they intend to vote affirmatively for each of the director nominees, as well as for each of the other matters set forth in the Information Statement. Accordingly, such directors will be elected (subject to the rights of the holders of Preferred Stock) and the other matters will be passed, and the vote of other shareholders is not being solicited.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                          By Order of the Board of Directors

                                           /s/ John S. Winsauer
                                          -------------------------------------
                                          John S. Winsauer
                                          Secretary

Austin, Texas
January 28, 2002

                              AGILITY CAPITAL, INC.
                    1512 West 35th Street Cut-Off, Suite 310
                               Austin, Texas 78731
                                 (512) 472-3600

                            -------------------------

                       2002 ANNUAL MEETING OF SHAREHOLDERS
                            -------------------------

                              INFORMATION STATEMENT

                          WE ARE NOT SOLICITING PROXIES

         This Information Statement is furnished on behalf of the Board of Directors of Agility Capital, Inc. (the "Company") to provide notice of the Annual Meeting of Shareholders to be held at the Four Seasons Hotel, Austin, Texas 78731, on March 5, 2002, at 9:00 a.m. local time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

         The principal executive offices of the Company are located at 1512 West 35th Street Cut-Off, Suite 310, Austin, Texas 78731. The approximate date on which this Information Statement will first be sent or given to the Company's shareholders is January 28, 2002.

                        VOTING SECURITIES AND RECORD DATE

         Only holders of shares of Common Stock, no par value per share ("Common Stock"), of record at the close of business on January 22, 2002 (the "Record Date") are entitled to vote at the meeting with respect to the matters set forth below. In addition, due to the current dividend arrearage on Company's 15% cumulative preferred stock, $10 liquidation value (the "Preferred Stock"), if a majority of the holders of the Preferred Stock (determined as of the Record
Date) comprising a quorum so votes, two additional directors shall be elected. The Board of Directors is not soliciting proxies for such vote. On the Record Date there were outstanding 5,962,561 shares of Common Stock and 1,073,500 shares of the Preferred Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. Each outstanding share of Preferred Stock is entitled to one vote only with respect to the election of up to two additional directors. The holders of a majority of the issued and outstanding Common Stock or Preferred Stock, as applicable, present in person or represented by proxy, shall constitute a quorum. The Board has been informed by Messrs. William O. Winsauer and John S. Winsauer, as owners of more than 70% of the outstanding Common Stock (together, the "Controlling Shareholders") that they intend to vote affirmatively for each of the director nominees set forth below, as well as for each of the other matters presented below. Accordingly, such directors will be elected (subject to the rights of the holders of Preferred Stock) and the other matters will be passed, and the vote of other shareholders is not being solicited.

         With respect to the Common Stock, the following applies: the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to elect each of the directors (Proposal No. 1). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to ratify the appointment by the Board of Directors of the independent auditors (Proposal No. 2). The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to act upon any other matter as may properly come before the meeting or any adjournment thereof.

         With respect to the Preferred Stock, the affirmative vote of a majority of the votes cast by all preferred shareholders entitled to vote thereon is required to elect each of two additional directors. Both abstentions and proxy holders with authority to vote on at least one matter scheduled to come before the meeting are counted as "present" for the purposes of determining whether there is a quorum for the meeting. Abstentions have the effect of a negative vote on proposals requiring the approval of a majority of the Preferred Stock.

         Shareholders have no rights of appraisal or similar rights of dissenters with respect to the matters to be acted upon.

                               RECENT DEVELOPMENTS

         Shareholders are encouraged to review the accompanying Annual Report on Form 10-K for further information about the Company, its financial condition and the relevant risk factors.

                      BENEFICIAL OWNERSHIP OF COMMON SHARES

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 22, 2002 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) all executive officers and directors as a group.

                                                                                  Common Stock
                                                                     ---------------------------------------
                                                                         Amount of
Name and Address of Beneficial Owner                                     Beneficial       Percentage
------------------------------------                                      Ownership         Owned
                                                                          ---------         -----
William O. Winsauer...........................................             3,650,062(1)               61%
         Agility Capital, Inc.
         1512 West 35th Street Cut-Off, Suite 310
         Austin, Texas  78731

John S. Winsauer..............................................             1,115,688(2)               19%
         Agility Capital, Inc.
         1512 West 35th Street, Cut-Off, Suite 310
         Austin, Texas  78731

Thomas I. Blinten.............................................                35,500(3)                 *
         Finacity Corporation
         535 Madison Avenue, 7th floor
         New York, New York, 10022




                                                                                  Common Stock
                                                                     ---------------------------------------
                                                                         Amount of
Name and Address of Beneficial Owner                                     Beneficial       Percentage
------------------------------------                                      Ownership         Owned
                                                                          ---------         -----
Robert A. Shuey, III..........................................                      (4)                 *
         Rushmore Financial Group
         5956 Sherry Lane, Suite 1000
         Dallas, Texas  75225

Mark W. Cooper................................................                      (5)                 *
         Athens Group
         5608 Parkcrest, Suite 200
         Austin, Texas  78731

Mark A. Esposito                                                                    (6)                 *
         Christian & Timbers
         750 Washington Boulevard
         Stamford, Connecticut  06901

David R. Wulf.................................................                      (7)                 *
         Wulf, Bates & Murphy
         10 South Brentwood Boulevard, Suite 315
         Clayton, Mississippi  63105

Total (all executive officers and directors as a group)                       4,801,250               81%


---------------
* Less than 1%.

1 Does not include 40,000 shares that Mr. William Winsauer had the right to acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan.

2 Does not include 20,000 shares that Mr. John Winsauer has the right to acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan.

3 Does not include (a) 3,000 shares or (b) 362,500 shares that Mr. Blinten has the right acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan and the 2001 Stock Option Plan, respectively.

4 Does not includes (a) 3,000 shares or (b) 10,000 shares that Mr. Shuey has the right to acquire pursuant to the exercise of out-of-the-money options under the 1996 Stock Option Plan and the 2001 Stock Option Plan, respectively.

5 Does not include 110,000 shares issuable upon exercise of a warrant granted to the Athens Group, a company of which Mr. Cooper is the co-founder and an officer and director.

6 Does not includes 10,000 shares that Mr. Esposito has the right to acquire pursuant to the exercise of out-of-the-money options under the 2001 Stock Option Plan.

7 Does not includes 10,000 shares that Mr. Wulf has the right to acquire pursuant to the exercise of out-of-the-money options under the 2001 Stock Option Plan.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         At the meeting, seven (7) Directors will be elected by the Controlling Shareholders to serve until the next annual meeting or until their successors are elected and qualified. Although the Company's bylaws currently fix the number of directors (including three additional for the Preferred Stockholders) at nine, the Controlling Shareholders have determined not to nominate two additional directors. Management has no reason to believe that any of the nominees set forth below will not be a candidate or will be unable to serve, unless the Preferred Stockholders choose their own nominees, in which case Messrs. Shuey and Wulf will not serve unless chosen by the Preferred Stockholders. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the Controlling Shareholders have indicated that they will vote for the election of such person or persons as shall be designated by the Directors.

William O. Winsauer, director nominee.

         Mr. Winsauer, age 41, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Winsauer has been an entrepreneur for nineteen years. Between 1993 and 1999 he grew the Company to over 250 employees, brought the company public and completed a secondary offering of preferred stock. Prior to the decision to curtail the Company's specialty finance business, the Company grew to have more than $300 million of assets under management. Prior to the Company, Mr. Winsauer was responsible for structuring and completing numerous asset-backed financing transactions. Mr. Winsauer began his career in real estate development and developed numerous properties in the South and Mid-West regions of the United States. Mr. Winsauer is a member of the Special Joint Operations Fund. Mr. Winsauer received a Bachelor of Business Administration in Finance from the University of Texas at Austin. He is the brother of John S. Winsauer.

John S. Winsauer, director nominee.

         Mr. Winsauer, age 39 and the brother of William O. Winsauer, is a co-founder, Managing Director, Secretary and Director of Agility. Mr. Winsauer has fifteen years experience working with entrepreneurial companies to help them meet their sales and marketing objectives. Previously, Mr. Winsauer co-founded AutoBond Acceptance Corporation, the predecessor to the Company, and served as Chief Marketing Officer, Secretary and Director of AutoBond. At AutoBond, Mr. Winsauer was responsible for establishing relationships with over 3,000 clients in 40 states and increasing annual volume of loans under management from $6 million to $190 million. Mr. Winsauer was the chief architect and manager of the Marketing and Sales Information Management System that was used by over 100 sales and marketing people. Mr. Winsauer received a Bachelor of Science in Speech Communication from the University of Texas at Austin.

Thomas I. Blinten, director nominee.

         Mr. Blinten, age 45, has been a Director of the Company since 1996. Mr. Blinten was appointed President of the Company as of July 1, 2000. Mr. Blinten resigned from his position as President on October 22, 2001. Mr. Blinten is currently an Executive Vice President at

Finacity Corporation, a trade receivables finance company. Mr. Blinten has over 18 years of Investment Banking and Capital Markets experience including the last four years in Private Equity. Within Private Equity, he is a senior managing partner of Quantum Partners, which provides capital, strategic business and marketing consulting, and operating assistance to technology and e-commerce companies and venture funds. Recent assignments include: co-founder and President of Agility Capital, an early stage technology venture capital firm, and co-founder and Interim-CFO of Attain Capital, a provider of financial services to small and medium sized businesses. Within Investment Banking, he has held senior management positions in fixed-income research, sales and trading, portfolio management, structured finance, asset securitization, and derivative products with Nomura Capital, General Re Financial Products, Kemper Securities, Drexel Burnham Lambert, First Boston Corporation, and NCNB Corporation. He is or has served as a member of the Board of Directors of Agility Capital, Inc., AOK General Partners, L.P., an equity-based hedge fund, Caesar Petroleum Systems, LLC, the leading provider of oil and gas property evaluation software, Modelwire, the leading provider of digital casting software to the fashion industry, AutoBond Acceptance Corporation, Inc., a securitization-based specialty consumer finance company, and Worldo, an online marketplace for the commercial interiors industry. He earned a Bachelor of Science degree in Mathematics from North Carolina State University and pursued graduate studies in Operations Research from North Carolina State University and Petroleum Engineering from Tulane University.

David R. Wulf, director nominee.

         Mr. Wulf, age 49, is co-founder and CEO of Wulf, Bates, & Murphy, Inc. a registered investment advisor under the Investment Advisors Act of 1940, which manages investments for individuals and institutions. Mr. Wulf is a registered General Securities Principal and a registered Financial and Operational Principal. Mr. Wulf advises a holder of 225,000 shares of the Company's Preferred Stock. Prior to founding Wulf, Bates, & Murphy, Inc. in 1986, Mr. Wulf was a Registered Representative for Merrill Lynch from 1978-1982 and Vice President for Shearson/Lehman Brothers from 1982-1986. Mr. Wulf has a Bachelor of Science degree in Economics from Southeast Missouri State University.

Mark A. Esposito, director nominee.

         Mr. Esposito, age 41, has seventeen years in financial executive recruitment. Mr. Esposito co-heads the Christian & Timbers ("C&T") financial search practice. C&T is one of the top five leading national brands in executive search for CEOs, as well as Internet and technology companies. Mr. Esposito and C&T have business and personal relationships with many of the top-tier venture firms in the country, senior executives, and Boards of venture-backed companies for whom they have done searches. The firm's primary industry focus is in e-commerce/Internet, hardware and software, information technology, new media, semiconductors, and telecommunications. Examples of venture-backed and leading companies for whom C&T has successfully placed CEOs (or Presidents) include Hewlett Packard, Offroad Capital, Net2Phone, GIGA Information Group, Network Solutions, Phoenix Technologies, Hyperion Systems, FireDrop, Electron Economy, and TeleTech Holdings. C&T has also placed senior management for iVillage, SCI Systems, Talk City, and Lycos. Mr. Esposito performs human resource due diligence for Agility Capital. In addition, C&T currently has important relationships with and/or has done work for the portfolio companies of major venture capital firms, including Kleiner,

Perkins, Caufield, & Byers, Softbank Venture Capital, The Mayfield Fund, Sequoia Capital, Battery Ventures, TA Associates, Flatiron Partners, and Patricof & Co. Ventures. Previously with DS Wolf and Smith Hanley. Mr. Esposito earned a Bachelor of Arts from Gettysburg College. Mr. Esposito will serve as a member of the advisory board for the Agility Capital Fund and sits on the business committee of C&T.

Mark W. Cooper, director nominee.

         Mr. Cooper, age 35, is co-founder and a corporate director for the Athens Group, an employee-owned technology strategy and software development firm based in Austin, Texas. Currently Vice President and Director of Technology Strategy Consulting, he has over thirteen years of experience in information technology consulting. His expertise includes technology strategy development, software engineering, and electronic commerce. He has provided technology consulting services to clients ranging from Fortune 100 (SBC, Dell, Motorola), to Internet technology firms and start-up companies. He also leads the Technology Due Diligence knowledge center at Athens Group, providing services for investors such as Triton Ventures, Blackfin Capital, CapVest Limited, and the SBC corporate venture investment group. In addition to previous positions with IBM and Andersen Consulting, his background includes an MBA in Information Systems Management from the University of Texas at Austin. Mr. Cooper also a 1995-96 graduate of Leadership Austin, a program of the Greater Austin Chamber of Commerce. Mr. Cooper will serve as a member of the advisory board for the Agility Capital Fund.

Robert A. Shuey, III, director nominee.

         Mr. Shuey, age 47, is Managing Director of Investment Banking for Rushmore Securities, Inc. From January 1999 to December 2000, he was CEO of Institutional Equities Holdings, Inc. in Dallas, Texas. In September 1997, Mr. Shuey was previously associated with Tejas Securities Group, Inc., a securities broker/dealer headquartered in Austin, Texas, and served as a Managing Director and Chief Executive Officer until August 1998. Mr. Shuey was appointed as a director to replace Manuel Gonzalez in March 1998. From June 1996 to September 1997, Mr. Shuey was a Vice President, investment banking, at National Securities (a broker/dealer), and prior to that was associated with various securities broker/dealers. See "Certain Relationships and Related Transactions".

Management

         Set forth below is certain information for (i) the members of the present Board of Directors and (ii) the principal officers of the Company. Directors serve for annual terms. Officers are elected by the Board of Directors and serve at the discretion of the Board.

                         Name and Position                                 Age           First Elected
                         -----------------                                 ---              Director
                                                                                            --------
William O. Winsauer(1)                                                      41                 1993
         Chairman of the Board of Directors and
         Chief Executive Officer


                         Name and Position                                 Age           First Elected
                         -----------------                                 ---              Director
                                                                                            --------
John S. Winsauer(1)                                                        39                 1995
         Director and Secretary

Robert A. Shuey, III                                                       47                 1998
         Director

Thomas I. Blinten                                                          45                 1996
         Director

David R. Wulf                                                              49                 2000
         Director

Mark W. Cooper                                                             35                 2000
         Director

Mark A. Esposito                                                           41                 2000
         Director

Kam Pasha                                                                  32                  --
         Managing Director

A. Dale Henry                                                              49                  --
         Chief Financial Officer

---------------

(1) Messrs. William and John Winsauer are brothers.


         Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 - Election of Directors."

Certain Relationships and Related Transactions

         The following is a summary of certain transactions to which the Company was or is a party and in which certain officers, directors or shareholders of the Company had or have a direct or indirect material interest.

         In connection with the issuance of 1,125,000 shares of the Company's 15% Series A Cumulative Preferred Stock (the "Preferred Stock") on February 20, 1998, Tejas Securities Group, Inc. ("Tejas") acted as the underwriters' representative. The Chief Executive Officer and Managing Director of Tejas at the time of such issuance was Robert Shuey, who was appointed as an outside director of the Company in March 1998 and is a director-nominee. The underwriters collectively received $900,000 as compensation for such offering (including the subsequent exercise of 6 the overallotment option), of which Tejas received $180,000. In connection with the Preferred Stock offering, the Company also paid Tejas a non-accountable expense allowance of 2% of the amount of such offering. To the extent that Tejas' expenses were ultimately less than the non-accountable expense allowance, the excess constituted additional compensation to Tejas. In addition, the Company sold to Tejas, for $100, a representative's warrant (the "Representative's Warrant") to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $7.75 per share. The Representative's Warrant is exercisable for a period of four years commencing February 20, 1999 and may not be sold, transferred, pledged or hypothecated for a period of one year from the date of the Preferred Stock offering, except to the officers or partners of Tejas and dealers participating in the offering and their respective partners and officers. The Representative's Warrant includes a net exercise provision permitting the holder, upon consent of the Company, to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of such Representative's Warrant.

         The Company has contracted with Institutional Equity Corporation ("IEC"), a registered broker-dealer located in Dallas, Texas, of which outside director Robert Shuey is a principal to serve as placement agent for the proposed offering of equity interests in the Agility Capital Fund. In September 2000, the Company paid $125,000 to IEC as a non-accountable expense allowance in connection with the proposed placement by IEC. The Company has agreed with IEC that IEC shall be entitled to 3% of the gross proceeds placed by IEC with investors in the fund; for the first $25 million placed by IEC, the Company has agreed to pay out of its own funds an additional placement fee of 2% of the amount placed. For the next $25 million in investments placed, the Company has agreed to pay IEC an additional 1% placement fee. To the extent that IEC places in excess of $50 million, no additional fees will be paid by the Company, thereby capping the Company's out-of-pocket commitment to $750,000. The arrangement between the Company and IEC was approved by the disinterested directors in accordance with Company policy.

         In connection with Mr. Cooper's agreement to join the Board of Directors, the Company also agreed to an association with the Athens Group, of which Mr. Cooper is the co-founder and an officer and director, whereby the Athens Group received, as of January 1, 2001 a warrant on 110,000 shares of common stock, exercisable at $1/share, and with a vesting schedule of 1/3 upon issuance of the warrant and 1/3 for each anniversary thereafter. The association with Mr. Cooper and the Athens Group contemplates that Athens will be participate in co-marketing, and provide technology due diligence on the Agility Fund's proposed investments, recruitment assistance on pivotal candidates and capital raising support. The Company will make payments from time to time at market rates for the technology due diligence reports prepared by Athens at the Company's request. Since January 2001, the Company has paid the Athens Group $45,0470.00 for consulting services related to technology due diligence, technology strategy, and software development. Mr. Cooper will not be accepting options issued to the Board members personally.

         In connection with Mr. Esposito's agreement to join the Board of Directors, the Company has also agreed to an association with the Christian & Timbers executive search company ("C&T"), of which Mr. Esposito is the co-head. C&T has agreed to assist the Company in identifying and recruiting personnel and consultants for the management of the Agility Capital Fund. Under the terms of the agreement, C&T receives 30% of each accepted candidate's first year cash compensation, as well as reimbursement for various expenses including travel, telephone, administrative, postal and online research. Since August 2000, the Company has paid C&T $189,888 for assistance in the establishment of two consultancy arrangements (which have now ended) and one employment arrangement (Kam Pasha, Managing Director). C&T is continuing to work with the Company to fill two more positions.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock or other equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3 under the Exchange Act during its most recent fiscal year and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that during the most recent fiscal year all directors, officers and beneficial owners of more than ten percent of any class of equity securities have filed the required Forms 3, 4 and 5 in a timely manner.

Committees and Meetings of the Board

         During the year ended September 30, 2001, the Board held four meetings. The Board has an Audit Committee and a Compensation Committee. During the year ended September 30, 2001, the Audit Committee consisted of Messrs. Wulf, Shuey and Blinten and the Compensation Committee consisted of Messrs. Blinten, Shuey, William Winsauer, Esposito and Cooper. The Audit Committee met twice with the full board during the year ended September 30, 2001. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's internal audit function, and the performance of the Company's independent public accountants. The Compensation Committee met once during the year ended September 30, 2001. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of awards under the Company's 2001 Stock Option Plan (the "2001 Stock Plan") for the ensuing year. During 2001, all of the directors attended 100% of the meetings of the Board and committees of which they are members, except for John Winsauer who did not attend one of the Company's board meetings.

Audit Committee Report

         All members of the Audit Committee are independent as defined in Rule 4200(a)(15) of The Nasdaq Stock Market's listing standards.

         At a meeting held December 20, 2001, the Board of Directors of the Company, including the members of the Audit Committee (other than Mr. Blinten), discussed with the Company's management and the audit partner for Deloitte & Touche L.L.P., the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the period ended September 30, 2001. On January 24, 2002, the Audit Committee discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee also expects to receive and review the written disclosures and the letter from Deloitte & Touche L.L.P. required by Independence Standards Board Standard No. 1 (titled, `Independence Discussions with Audit Committees'), and to discuss with the auditors their independence. The Audit Committee notes that Deloitte and Touche has not rendered any services to the Company in the most recent fiscal year other than auditing and tax preparation services.

         David Wulf, Audit Committee Member
         Robert Shuey, Audit Committee Member
         Thomas Blinten, Audit Committee Member

Directors' Compensation

         Currently, each director who is not employed by the Company receives an annual retainer of $5,000 plus $500 for each meeting of the Board or any committee attended (and reimbursement of out-of-pocket expenses), as well as for periodic consultations. 10,000 share options were granted to each outside director (other than Mr. Cooper) under the 2001 Stock Plan.

Executive Compensation

         The following table sets forth, for the year ended September 30, 2001, for the nine months ended September 30, 2000 and for the year ended December 31, 1999, the annual and long-term compensation for the Company's highest paid employees ("named executives").

                           Summary Compensation Table

                                                                                            Long Term
                                                                                           Compensation
                                                                                              Awards
                                                    Annual Compensation
                                    ----------------------------------------------------------------------------------------
Name and                                                                Other Annual     Securities        All Other
Principal Position                  Year    Base Salary    Bonus        Compensation     Underlying        Compensation
------------------                  ----    -----------    -----        ------------     Options (#)       ------------
                                                                                         -----------

William O. Winsauer(1)              2001         $240,000           $0           $0                $0                $0
Chairman of the Board and           2000          240,000      450,000      125,000                 0                 0
Chief Executive Officer             1999          240,000       18,262            0                 0                 0

John S. Winsauer(1)                 2001          216,000            0            0                 0                 0
Director, Vice President and
Secretary

                                                                                            Long Term
                                                                                           Compensation
                                                                                              Awards
                                                    Annual Compensation
                                    ----------------------------------------------------------------------------------------
Name and                                                                Other Annual     Securities        All Other
Principal Position                  Year    Base Salary    Bonus        Compensation     Underlying        Compensation
------------------                  ----    -----------    -----        ------------     Options (#)       ------------
                                                                                         -----------


                                    2000          216,000      450,000            0                 0                 0
                                    1999          120,000       88,988            0                 0                 0

Thomas I. Blinten(1)                2001          200,000          (3)            0                 0                 0
Director and Former President       2000          200,000       50,000            0        362,500(2)                 0


---------------

(1)  Amounts are stated on an annualized basis.
(2) The Company has granted Mr. Blinten options on 600,000 shares, with a strike price of $1/share, of which 362,500 had vested and the remaining amount forfeited upon Mr. Blinten's resignation as President.
(3) Mr. Blinten received a payment for unused vacation/sick time of $30,000 upon his resignation. The Company is also negotiating with Mr. Blinten the terms of his compensation for future revenue derived from portfolio companies introduced by Mr. Blinten.

                                ---------------

         Under the Company's compensation structure for fiscal 2002, the highest paid officers with salaries in excess of $100,000 will be as follows (annual salary in parentheses): William O. Winsauer ($240,000), John S. Winsauer ($216,000) and Managing Director Kam Pasha ($100,000).

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         Currently, Messrs. William and John Winsauer are serving without written employment contracts. It is expected that on or about the time of the establishment of the Agility Fund, Messrs. William O. and John Winsauer will have entered into employment agreements with the Company, with annual salaries as set forth above and other terms similar to those set forth for Mr. William O. Winsauer's old contract below, and certain commitments to award each of them a certain percentage of the percentage net profit "carry" earned by the Company as manager of the Agility Capital Fund. Mr. Winsauer had entered into an employment agreement with the Company on substantially the following terms:

         William O. Winsauer. Mr. Winsauer entered into an employment agreement with the Company dated May 1, 1996. Under the terms of this agreement, Mr. Winsauer has agreed to serve as Chief Executive Officer of the Company for a period of five years and, during such time, to devote his full business time and attention to the business of the Company. The agreement provides for compensation of Mr. Winsauer at a base salary of $240,000 per annum, which may be increased or decreased from time to time in the sole discretion of the Board, but in no event less than $240,000 per annum. The agreement entitles Mr. Winsauer to receive the benefits of any cash incentive compensation as may be granted by the Board to employees, and to participate in any executive bonus or incentive plan established by the Board from time to time.

         The agreement provides Mr. Winsauer with additional benefits including
(i) the right to participate in the Company's medical benefit plan, (ii) entitlement to benefits under the Company's executive disability insurance coverage, (iii) a monthly automobile allowance of $1,500 plus fees, maintenance and insurance, (iv) six weeks paid vacation and (v) all other benefits granted to full-time executive employees of the Company.

         The agreement automatically terminates upon (i) the death of Mr. Winsauer, (ii) disability of Mr. Winsauer which continues for a period of six months, following the expiration of such six months, (iii) the termination of Mr. Winsauer "for cause" (which termination requires the vote of a majority of the Board) or (iv) the occurrence of the five-year expiration date; provided, however, that the agreement may be extended for successive one-year intervals unless either party elects to terminate the agreement in a prior written notice. Mr. Winsauer may terminate his employment under the agreement for good reason as set forth below. In the event of Mr. Winsauer's termination for cause, the agreement provides that the Company shall pay Mr. Winsauer his base salary through the date of termination and the vested portion of any incentive compensation plan to which Mr. Winsauer may be entitled.

         Mr. Winsauer may terminate his employment under the agreement for "good reason," including: (i) removal of, or failure to re-elect, Mr. Winsauer as Chief Executive Officer; (ii) change in scope of responsibilities; (iii) reduction in salary; (iv) relocation of the Company outside Austin, Texas; (v) breach by the Company of the agreement; (vi) certain changes to the Company's compensation plans; (vii) failure to provide adequate insurance and pension benefits; (viii) failure to obtain similar agreement from any successor or parent of the Company; or (ix) termination of Mr. Winsauer other than by the procedures specified in the agreement.

         Other than following a change in control, or upon termination of Mr. Winsauer in breach of the agreement or termination by Mr. Winsauer for good reason, the Company must pay Mr. Winsauer: (i) his base salary through the date of termination; (ii) a severance payment equal to the base salary multiplied by the number of remaining years under the agreement; and (iii) in the case of breach by the Company of the agreement, all other damages to which Mr. Winsauer may be entitled as a result of such breach, including lost benefits under retirement and incentive plans.

         In the event of Mr. Winsauer's termination following a change in control, the Company is required to pay Mr. Winsauer an amount equal to three times the sum of (i) his base salary, (ii) his annual management incentive compensation and (iii) his planned level of annual perquisites. The agreement also provides for indemnification of Mr. Winsauer for any costs or liability incurred by Mr. Winsauer in connection with his employment.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

         The Company's policy is to have compensation determinations considered and approved by a Compensation Committee composed of outside and internal members of the Board of Directors. The Compensation Committee has from time to time requested the Company's executive officers and others to apprise the committee as to facts and circumstances relevant to its decision-making. Interested members do not vote on their own compensation arrangements.

Board Compensation Committee Report on Executive Compensation

         Compensation of the Company's executive officers for fiscal 1999 was based upon the initial arrangements approved in connection with the Company's initial public offering in 1996, reflecting the relative infancy of the Company, its size and compensation packages made to executives at comparable competitors, with a view towards fixing compensation at prudent, conservative levels. Compensation for fiscal 2000 reflected the Compensation Committee's desire to reward certain employees for their extraordinary efforts in settling the lawsuit with Dynex, as well as the settlement of the indebtedness owed to Bank Boston. Compensation levels in the future will be adjusted as required by the market for executives involved in managing similar venture capital funds.

                                 PROPOSAL NO. 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Deloitte & Touche L.L.P. ("Deloitte") has been designated by the Board of Directors, subject to ratification by the Company's shareholders, to make an examination of the consolidated balance sheet of the Company as of September 30, 2002 and the related consolidated statement of income and cash flows for the fiscal year ending September 30, and for such other purposes incidental thereto as may be required.

         The Company expects that a representative of Deloitte will be present at the meeting and will be available to respond to appropriate questions from shareholders. The representative from Deloitte will have an opportunity to make a statement at the meeting if he so desires.

         On July 15, 1998, the Company engaged Deloitte as its independent auditors. The decision to engage Deloitte was made following consideration by the Board of Directors. Prior to such engagement, neither the Company nor anyone on its behalf consulted Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

         Delloitte has billed the Company $55,000 in fees and $500 in expenses, in the aggregate, for professional services rendered by Deloitte for the audit of the Company's annual financial statements for the fiscal period ended September 30, 2001. During 2001, Deloitte also billed the Company $59,250 in fees and $5,700 in expenses for work in preparing the Company's 1999 and 2000 tax returns.

                                  OTHER MATTERS

         The management of the Company does not know of any matters other than those stated in this Information Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that the Controlling Shareholders will vote on such matters in accordance with their judgment

         IF YOU HAVE RECEIVED THIS INFORMATION STATEMENT WITHOUT AN ACCOMPANYING COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE PERIOD ENDED SEPTEMBER 30, 2001 (AS FILED WITH THE SEC) INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, YOU MAY REQUEST SUCH REPORT. ALL SUCH REQUESTS SHOULD BE DIRECTED TO JOHN S. WINSAUER, SECRETARY, AGILITY CAPITAL, INC., 1512 West 35th StreeT Cut-Off, Suite 310 Austin, Texas 78731.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         All proposals of shareholders intended to be considered at the meeting or included in a proxy statement to be presented at the next Annual Meeting of Shareholders must be received at the Company's executive office in Austin, Texas, no later than December 31, 2002.

                                  By Order of the Board of Directors

                                   /s/ John S. Winsauer
                                  ----------------------------------
                                  John S. Winsauer
                                  Secretary

Dated:   January 28, 2002



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